NEWS RELEASE                    APPLIED GRAPHICS             DEVON GROUP, INC.
                             T E C H N O L O G I E S
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Contacts:
--------

     Jason Lynch                                Louis Salamone, Jr.
     Jim Fingeroth                              Applied Graphics Technologies
     Kekst and Company                          (212) 929-7275
     (212) 521-4800                             Bruce Koch
                                                Devon Group, Inc.
                                                (203) 964-1444

FOR IMMEDIATE RELEASE
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               APPLIED GRAPHICS TECHNOLOGIES AND DEVON GROUP SIGN
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                          AGREEMENT AND PLAN OF MERGER
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NEW YORK, Feb. 17, 1998 -- Applied Graphics Technologies, Inc. (Nasdaq:AGTX)
("AGT") and Devon Group, Inc. (Nasdaq:DEVN) ("Devon") announced today that they had signed a definitive agreement and plan of merger. Under the agreement, holders of Devon common stock will receive, for each Devon share, $30 in cash and a tax-free distribution of 0.6 share of AGT common stock. Assuming a market price of $50 per share for AGT stock, which approximates its average market price since the beginning of the year, the transaction equates to a total value of approximately $440 million, or $60 per Devon share. AGT's stock closed on Friday, February 13, at $50 1/8.

The transaction is subject to the approval of both companies' shareholders and the satisfaction of other customary closing conditions, including compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The transaction is expected to be completed in the second calendar


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quarter of 1998.

After the transaction, Devon will operate as a wholly owned subsidiary of AGT, and Devon's principal subsidiaries will continue to operate in their present form. The transaction will be accounted for as a purchase. Marne Obernauer, Jr., Devon's current Chairman and CEO and the holder of close to 12% of Devon's shares, will become Vice Chairman of AGT, a Director and a key member of its management team. One other designee of Devon will also join AGT's Board. Mr. Obernauer and other members of Devon's management and Board of Directors, who hold in the aggregate approximately 24% of the outstanding Devon shares, have agreed to vote their shares in favor of the merger.

AGT is the nation's leading provider of outsourced digital image management and digital prepress services, with total 1997 revenues of approximately $185 million. Devon, through its Black Dot subsidiary, is one of the country's largest digital prepress companies. Black Dot's revenues for its fiscal year ended March 31, 1997 were approximately $133 million and its revenues for the nine months ended December 31, 1997 approximated $115 million.

Black Dot specializes in providing outsourced facilities management services to major retailers and has substantial long-term contracts with Sears and Kmart. The combination with Devon will continue AGT's strategy of expanding its nationwide facilities' management business. As a result of this combination, AGT's own internal growth, and other acquisitions it has recently made, AGT will be the country's largest provider of outsourced digital image management and digital prepress services to publishers, retailers, catalogers, advertising agencies, entertainment


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companies, automobile manufacturers, and other large corporate clients.

Devon also operates a publishing business which publishes and distributes images in a variety of formats, such as greeting and note cards, posters, matted prints, art reproductions, calendars and related products. Its revenues for the fiscal year ended March 31, 1997 were approximately $77 million and its revenues for the nine months ended December 31, 1997 approximated $76 million.

Fred Drasner, Chief Executive Officer of AGT, said, "The combination with Devon will clearly establish AGT as the industry leader, and the largest company, in the outsourced digital image management and digital prepress areas. This combination is convincing proof of our ability to acquire top flight companies with solid management and strong customer relationships that we can grow by providing a wide range of services and state of the art technology. The combined entity will give us a solid platform for further high quality acquisitions as we continue to consolidate this fragmented industry and provides a tremendous opportunity for us to fuel continued rapid organic growth."

"This combination will provide a unique opportunity for our shareholders both to realize current value and to participate in the dynamic growth story of AGT," said Marne Obernauer, Jr., Chairman and Chief Executive Officer of Devon. "It has always been our goal to bring the highest level of service and technology to our customers and to continually enhance our ability to meet our customers' needs. This combination will make our combined entity the country's premier provider of outsourced digital image management and digital prepress services, offering


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the broadest array of creative, image management, and digital distribution services available. I am excited about becoming a senior member of AGT's management and a substantial investor in AGT."

Applied Graphics Technologies, Inc. is a major provider of outsourced advanced digital image- management and archiving services, through its proprietary Digital Link System, to publishers, advertisers and their agencies, entertainment companies, catalogers and retailers, automobile companies and other large corporations.

From more than 35 locations across the country, AGT supplies a complete range of digital and traditional processes for images, including scanning, color enhancement, image editing, archiving and electronic distribution. AGT tailors these services to fit specific customer needs, from conventional project and contract vendor relationships to today's more progressive arrangements consisting of outsourced, on-site facilities management and complete turnkey operations. Through its Broadcast Media Distribution Group, AGT also provides content management and the volume reproduction and distribution of television and radio commercials to broadcast and cable media for ad agencies and their clients.

Note:    Applied Graphics Technologies, AGT, and Digital Link System are
registered trademarks of Applied Graphics Technologies, Inc. Other trademarks used in this document are the property of their respective owners.

This press release contains certain forward-looking statements which involve risks and


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uncertainties. There can be no assurance that the merger will be consummated or that, if consummated, the combined company's actual results will not differ materially from the results anticipated in such forward-looking statements.